Exhibit 99

1927 Hillgreen Drive Katy, TX 77494 Tel: 713-882-9598 www.mireandassociates.com

February 29, 2016

Rockdale Resources Corporation
710 N Post Oak # 512
Houston, TX 77024

SUBJECT:  2014 YE SEC RESERVES EVALUATION

Mr. Khan ,

Mire and Associates, Inc. (MAI) has evaluated the proved reserves as of December 31, 2014 for the Rockdale Resources Corporation (Rockdale) interest in selected oil properties. Reserves and cash flows were generated for the Rockdale interests using SEC benchmark pricing adjusted for local field differentials. These estimates were done as per the Securities and Exchange Commission’s standards as described in the December 2008 amendment of Section 210.4-10 of Regulation S – X. This report is provided to Rockdale Resources Corporation to satisfy the requirements contained in Item 1202(a)(8) of U.S. Securities and Exchange Commission Regulation S-K.

Discussion

The Rockdale properties consist of the 623.29 acre Noack Farms lease in Milam County, Texas.  The lease contains producing and undeveloped reserves in the Minerva-Rockdale Field . The purpose of this report is to estimate oil and gas reserves for Rockdale Resources Corporation using industry standard assumptions and methods.  We evaluated the properties and a summary of the proved reserves by category is shown in the following table.

Rockdale Reserves Evaluation	Page 2

Rockdale Resources Corporation
Reserves & Value Summary – December 31, 2014
Reserves Type	Net Oil MBO	Net Revenue M$	Expenses & Taxes M$	Investments M$	Disc. Cashflow NPV10 (M$)	Life Years

Proved Producing	69.4	6,303.5	4,557.1	0.0	1,141.1	18.7
Proved Non-Producing	9.7	878.2	412.0	109.0	219.9	20.0
Proved Undeveloped	222.8	20,235.8	9,412.4	2,398.0	4,942.9	21.4
Total Proved	301.9	27,417.6	14,381.5	2,507.0	6,303.9	21.4

Method of appraisal

Significant data was collected and examined using offset analogy, volumetric calculations , 3D seismic interpretations and decline curve analysis.  Offset production, logs, maps, analog information and accounting statements were all studied.  The properties have been evaluated on the basis of future net cash flow or income.  This income will accrue to the appraised interest as the wells are produced to their economic limits.  The future net income has also been shown discounted at ten percent (10%) to determine its present worth as required by Regulation S - X.

Economic assumptions

For the cash flow analysis a benchmark oil price of $94.99 per barrel was used as per SEC pricing guidelines for 2014.   A local field price differential was applied resulting in an adjusted oil price of $90.81 per barrel. These prices were held constant (no escalations).   There were no gas reserves.

Operating expense data were supplied by Rockdale for the properties.  MAI analyzed these expenses and average values were included in our cash flows. These expenses were held constant through the life of the properties (no escalations). Lease restoration and well abandonment costs are not included in our analysis as the equipment salvage value should cover these costs.

Reserves determination

Reserves were estimated for the wells by using engineering and geologic methods widely accepted in the industry.  For the producing reservoirs decline curve analysis ( performance methods ) were used to estimate reserves.   During 2014 seven (7) new wells were drilled on the Noack Farms lease and six (6) were completed, one was not completed.  Of the six (6) completed, one (1) did not produce, and five (5) began producing.  Also the A-7 well was worked over and put back on production .  The new drilling resulted in 57,296 net barrels of oil being converted from proved undeveloped to proved developed.  A total of $675,426 of capital was spent to convert undeveloped reserves to developed.   3D seismic attribute analysis, log analysis and volumetrics analysis were employed to evaluate remaining future drilling reserves.  This work resulted in twenty two (22) proved undeveloped drilling locations being identified and projected.  Total proved reserves were revised to 301,900 net barrels. After allowing for 2014 production of 8,096 barrels, a significant positive revision of 67,204 net barrels was realized .

Rockdale Reserves Evaluation	Page 3

Mire & Associates, Inc. have made use of all data, appropriate methods, and procedures that are needed to prepare this report according to SEC regulation S-X Section 210.4-10 as amended on December 2008.  All estimates are a function of the quality of the available data and are subject to the existing economic conditions, operating methods, and government regulations in effect at the time of the report.  The reserves presented in this report are estimates only and should not be interpreted as being exact amounts.  Actual volumes recovered could be higher or lower than estimated.

Not only are such reserves and revenue estimates based on that information which is currently available, but such estimates are also subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.  New regulations could have an adverse effect on the reserves calculated in this report.  Importantly changes to regulations on water disposal or well re-injection could significantly decrease or eliminate this report’s proved reserves.

Titles to the evaluated property have not been examined or independently confirmed.  The data used in this evaluation was supplied by Rockdale or was obtained from public sources.

Summary

Mire & Associates, Inc. has evaluated the 2014 YE reserves for Rockdale Resources’ properties in Milam County Texas.  Net proved reserves are 301,900 barrels of oil with a net present value of $ 6,303,880.   For 2014 year end a significant positive revision of 67,204 net barrels was realized .

Kurt Mire supervised or performed all of the relevant technical work during the creation of this report.  He is a licensed petroleum engineer with a B.S. degree in Petroleum Engineering from the University of Louisiana at Lafayette and 30 years of experience.  In our opinion the reserve estimates presented in this report are reasonable and were made with generally accepted engineering and evaluation principles. The Economic Summary Projection table for proved reserves is attached.

Sincerely,

Kurt Mire, P.E. Petroleum Engineering Consultant

Date: 01/25/2016 Partner: All Cases	ECONOMIC SUMMARY PROJECTION Rockdale-Minerva Field Evaluation Custom Selection Discount Rate : 10.00 As of:01/01/2015 2014 YE SEC RESERVES $94.99/BBL - PROVED & PROBABLE	Total Proved Rsv Class

		Oil	Gas	Oil	Gas	Oil	Gas	Oil & Gas	Misc.	Costs	Taxes	Invest.	NonDisc. CF	Cum
		Gross	Gross	Net	Net	Price	Price	Rev. Net	Rev. Net	Net	Net	Net	Annual	Disc. CF
Year		(Mbbl)	(MMcf)	(Mbbl)	(MMcf)	($/bbl)	($/Mcf)	(M$)	(M$)	$(M)	(M$)	(M$)	(M$)	(M$)
2015		16.87	0.00	14.05	0.00	90.81	0.00	1,276.33	0.00	335.11	90.73	1,417.00	-566.51	-520.89
2016		52.04	0.00	43.37	0.00	90.81	0.00	3,938.03	0.00	676.02	279.95	1,090.00	1,892.06	1,091.54
2017		36.33	0.00	30.27	0.00	90.81	0.00	2,749.23	0.00	696.10	195.44	0.00	1,857.69	2,560.17
2018		28.63	0.00	23.86	0.00	90.81	0.00	2,166.67	0.00	688.26	154.03	0.00	1,324.39	3,511.02
2019		24.19	0.00	20.16	0.00	90.81	0.00	1,830.89	0.00	649.08	130.16	0.00	1,051.65	4,197.30

2020		21.28	0.00	17.73	0.00	90.81	0.00	1,610.04	0.00	649.08	114.46	0.00	846.50	4,699.36
2021		19.05	0.00	15.87	0.00	90.81	0.00	1,441.53	0.00	649.08	102.48	0.00	689.97	5,071.27
2022		17.38	0.00	14.49	0.00	90.81	0.00	1,315.51	0.00	649.08	93.52	0.00	572.91	5,351.99
2023		16.05	0.00	13.38	0.00	90.81	0.00	1,214.82	0.00	641.24	86.36	0.00	487.22	5,568.87
2024		15.00	0.00	12.50	0.00	90.81	0.00	1,135.09	0.00	602.06	80.69	0.00	452.34	5,752.02

2025		14.04	0.00	11.70	0.00	90.81	0.00	1,062.45	0.00	602.06	75.53	0.00	384.85	5,893.65
2026		13.26	0.00	11.05	0.00	90.81	0.00	1,003.09	0.00	602.06	71.31	0.00	329.72	6,003.96
2027		12.57	0.00	10.48	0.00	90.81	0.00	951.27	0.00	602.06	67.63	0.00	281.58	6,089.60
2028		11.99	0.00	9.99	0.00	90.81	0.00	907.49	0.00	602.06	64.51	0.00	240.91	6,156.23
2029		11.39	0.00	9.49	0.00	90.81	0.00	862.18	0.00	602.06	61.29	0.00	198.82	6,206.20

Rem.		52.24	0.00	43.53	0.00	90.81	0.00	3,952.93	0.00	3,186.95	281.01	0.00	484.96	97.68
Total	21.4	362.30	0.00	301.92	0.00	90.81	0.00	27,417.55	0.00	12,432.38	1,949.10	2,507.00	10,529.07	6,303.88

Ult.		378.20	0.00
					Eco. Indicators

					Return on Investment (disc) :			3.744	Present Worth Profile (M$)
					Return on Investment (undisc) :			5.200	PW	5.00% :	7,973.13	PW	20.00% :	4,303.38
					Years to Payout :			1.50	PW	8.00% :	6,894.70	PW	30.00% :	3,169.56
					Internal Rate of Return (%) :			>1000	PW	10.00% :	6,303.88	PW	40.00% :	2,449.31
									PW	12.00% :	5,793.03	PW	50.00% :	1,956.03
									PW	15.00% :	5,146.03	PW	60.00% :	1,600.06

TRC Standard Eco.rpt

Consultant

Kurt Mire, P.E. Senior Consultant – Reservoir Engineering/Project Management

Summary
Mr. Mire is a senior reservoir and production engineer with thirty (30) years of experience in E&P. This experience has been gained at major and independent oil companies and by projects done for Tier I consulting firms Ryder Scott Company and Netherland, Sewell & Associates. Domestic experience includes Louisiana, Texas, Gulf of Mexico, Mid-Continent, and Rocky Mountains. International experience includes Mexico, South America, Iraq, Trinidad, and Asia. He has proven skills in reservoir and production engineering, operations, reserves estimation, Monte Carlo simulation, nodal analysis, field studies, and property evaluations.

Experience- 30 years		Education
Mire & Associates, Inc., Houston	2004 – present	B.S., Petroleum Engineering
BP America, Houston	2001 – 2003	University of Louisiana at Lafayette, 1982
Independent Consultant, Lafayette, LA	1999 – 2001
Subsurface Consultants, Lafayette, LA	1993 – 1998
Black Gold Production Co., Hammond, LA	1991 – 1993
Independent Consultant Morgan City, LA	1988 – 1991
Texaco, Inc., Morgan City, LA	1983 – 1987